Exhibit 99.1

PRESIDENT’S COMMENTS AT GOLDFIELD’S ANNUAL MEETING

MELBOURNE, Florida, May 23, 2019 - The Goldfield Corporation (NYSE American: GV) released the comments made earlier today by Mr. John H. Sottile, President and Chief Executive Officer, at The Goldfield Corporation’s annual meeting of stockholders. Goldfield is headquartered in Melbourne, Florida, and through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., is a leading provider of electrical construction services for the utility industry and industrial customers, with operations primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. Goldfield is also, to a lesser extent, engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

THE GOLDFIELD CORPORATION

ANNUAL SHAREHOLDERS’ MEETING MAY 23, 2019

COMMENTS BY JOHN H. SOTTILE, PRESIDENT

Welcome to Goldfield’s annual meeting of shareholders.

In 2018, Goldfield achieved the highest revenue in its long history as a public company. Although margins did not meet our expectations, we continue to execute our strategic plan by expanding our customer base, our service lines and the geographic regions we serve. We continue to invest in both personnel and capital resources to implement the plan. We see strong growth opportunities across each of our electrical construction markets, and we are aggressively pursuing additional opportunities to position Goldfield for continued success.

To summarize our 2018 results compared to 2017:

•	Consolidated revenue grew 21.2% to a record $138.1 million from $114.0 million.
•	Electrical construction revenue increased 25.1% to $136.5 million from $109.2 million, primarily due to increases in both MSA and non-MSA customer project activity.
•	Real estate development revenue decreased to $1.6 million from $4.8 million, mainly due to a decrease in completed units sold.

•	Gross margin on electrical construction decreased to 16.5% from 20.6%, attributable to a higher volume of lower margin projects and increased competition.
•	Gross margin on real estate development was 37.6% compared to 34.4%.
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Operating income decreased to $7.6 million from $10.2 million, driven by an increase in depreciation expense, lower real estate development activity and reduced margins on electrical construction projects.

•	Net income decreased to $5.0 million, or $0.20 per share, compared to $8.3 million, or $0.33 per share.

In the first quarter of 2019 electrical construction revenue grew year-over-year, and our real estate development operations delivered a strong top and bottom-line performance. Total revenue for the quarter increased against a solid performance last year. Our profit margins were held back primarily due to electrical construction projects in our Texas-Southwest region adversely affected by weather and project productivity issues.

To review the highlights of our 2019 first quarter compared to the same period last year:

•	Consolidated revenue increased 37.9% to $47.5 million from $34.4 million, attributable to strong growth in both electrical construction and real estate operations.
•	Electrical construction revenue increased 21.3% to $41.4 million from $34.1 million primarily due to an increase in both MSA and non-MSA customer project activity, as well as service line expansion.
•	Real estate development revenue increased to $6.1 million from $307,000 mainly due to an increase in the number of completed units sold.
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Gross margin on electrical construction decreased to 14.7% from 21.5%, attributable to project losses in our Texas-Southwest operations resulting from weather and project productivity issues, as well as start-up costs related to the substation service line expansion.

•	Gross margin on real estate development held relatively steady at 31.2% compared to 30.3%.
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Operating income decreased to $2.9 million from $3.5 million, mainly due to lower margins on electrical construction projects, an increase in depreciation expense and higher selling, general and administrative expenses, partially offset by higher real estate development gross margin.

•	Net income decreased to $1.8 million, or $0.07 per share, compared to $2.4 million, or $0.09 per share.

Our total backlog at March 31, 2019 has remained strong. At March 31, total backlog increased 7.8% to $208.2 million, from $193.1 million at the same date last year. The Company’s 12-month electrical construction backlog decreased 10.9% to $99 million from $111 million at the same date last year, mainly due to adjustments to existing MSA backlog estimates partially offset by new MSA customer backlog estimates.

As we look ahead to the rest of 2019, we see the potential for continued significant growth in both our customer base and services. Additionally, we are taking steps to improve margin performance across our entire base of operations. The repositioning of our foundation operations executed over the past year has begun to yield benefits. We have been successful in securing a significant amount of work from new customers, one of our strategic objectives. We are broadening our service line offerings and diversifying our customer base to drive improved results.

Are there any questions?

About Goldfield

Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. Goldfield is also, to a lesser extent, engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

For additional information on our results, please refer to our filings with the Securities and Exchange Commission which can be found on the Company’s website at http://www.goldfieldcorp.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Robert Winters or Josh Littman

Phone: (312) 445-2870

Email: gv@alpha-ir.com